LANTRONIX UPDATES GUIDANCE FOR THIRD FISCAL QUARTER

April 18, 2003 - Irvine, California - Lantronix, Inc. (Nasdaq: LTRX) today indicated that it expects net revenues for the third fiscal quarter ended March 31, 2003, to be in the range of $12.1-12.5 million. Previously, the company had said it expected modest growth for the quarter, to revenues of approximately $13.5 million from $12.7 million in the prior quarter.

The company also indicated that cash balances were reduced by approximately $5.7 million during the quarter, compared to a cash usage forecast of $2-3 million.

Marc Nussbaum, president and chief executive officer said, "In a flat to down market, we have been aggressively pursuing modest growth. Our revenue shortfall was attributable primarily to product shortages related to our transition to contract manufacturers. While we have not resolved all of these issues, we have made significant progress and anticipate catching up with demand this quarter. We believe that with a modest increase in sales, we will come close to achieving our objective of operating cash break even this current quarter."

Nussbaum added, "This past quarter, we benefited from reduced ongoing operating expenses relative to the prior period and have already taken actions to further reduce spending. Additional cash was used in the quarter to pay legal and professional fees and to purchase inventory that will be shipped in future periods."

Final results for the quarter are scheduled to be released on Tuesday, May 6, 2003.

ABOUT  LANTRONIX,  INC.

Lantronix, Inc. (NASDAQ: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
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This  release  contains  forward-looking  statements,  including our guidance on expected net revenues and cash usage for the quarter ended March 31, 2003, progress in obtaining finished products, actions to reduce spending, and the potential for approaching cash break even in the quarter ending June 30, 2003. Forward-looking statements are subject to significant risks and uncertainties. For example, our guidance on net revenues and cash usage are subject to change for numerous reasons, including the receipt of additional or revised information prior to our reporting full quarterly results. Our ability to receive sufficient quantities of finished goods from our contract manufacturers are also subject to risks, such as potential manufacturing delays related difficulties transitioning products among our contract manufacturers, delays or difficulties related to the recent outbreak of SARS and efforts to control its spread, and transportation delays related to national security or other reasons. Higher than expected restructuring expenses could offset our efforts to reduce expenses. Our ability to approach cash break even is dependent upon obtaining our projected revenues while managing our expenses and reducing inventory. Our revenue could fall below expectations for a variety of reasons, including the risk that orders for our products will not be as great as forecasted or that the average selling price of our products might decrease. Our expenses could be higher than expected due to higher than expected manufacturing costs, professional fees, or other reasons. Because of these and the other risk factors identified in our SEC filings our actual results, events and performance, including financial performance, may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.